Exhibit (k)

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

DOUBLELINE INCOME SOLUTIONS FUND

THIS AGREEMENT is made and entered into as of this 28th day of February, 2021, by and among DOUBLELINE INCOME SOLUTIONS FUND, a Massachusetts business trust (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, d.b.a. U. S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties and TS Capital, LLC entered into a certain Master Services Agreement, dated as of February 27, 2013, which will be superseded and replaced by this Amended and Restated Master Services Agreement solely between the Fund and USBFS (the “Agreement”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Acts”), as a closed-end, management investment company; and

WHEREAS, the Fund desires to retain USBFS to furnish administrative, fund accounting and transfer agent services; and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1.	Appointment, Acceptance and Services.

The Fund appoints USBFS as “Administrative Manager”. As Administrative Manager, USBFS will provide administrative, fund accounting, transfer and dividend disbursing agent services, as described below, on behalf of the Fund. When providing these services, USBFS will act in conformity with the Fund’s prospectus and statement of additional information and requirements of the Acts and all other applicable federal and state laws and regulations (“Applicable Law”).

A.

Administrative Services. The Fund appoints USBFS to provide administrative services for the Fund, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit A attached hereto and incorporated by reference, for the compensation herein provided.

B.

Fund Accounting Services. The Fund appoints USBFS to provide fund accounting services for the Fund, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit B attached hereto and incorporated by reference, for the compensation herein provided.

C.

Transfer and Dividend Disbursing Agent Services. The Fund appoints USBFS to provide transfer and dividend disbursing agent services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit C attached hereto and incorporated by reference, for the compensation herein provided.

2.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing their duties hereunder. The Fund shall pay all such fees and reimbursable expenses to USBFS within 30 calendar days following receipt of the billing notice from USBFS, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.

3.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)	All records of the Fund provided to USBFS by the Fund or by a prior service provider of the Fund are accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represent and warrant to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit the execution or performance of this Agreement.

4.	Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any third party in connection with the duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature, including reasonable attorneys’ fees (collectively, “Losses”), that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, except for any and all Losses arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s and directors, trustees, officers and employees.

USBFS shall indemnify and hold the Fund harmless from and against any and all Losses that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, their successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall any party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 4 shall survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations or liability in such other capacity.

5.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

6.	Proprietary and Confidential Information

A. USBFS each agree on behalf of themselves and their directors, trustees, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relating to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of their responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS will be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities of competent jurisdiction, or (iii) when so requested in writing by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of their employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act or other Applicable Law, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

The Fund, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

B. The Fund agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBFS, all non-public information relative to USBFS (including, without limitation, information regarding USBFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBFS, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBFS. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from USBFS, shall not be subject to this paragraph.

C. Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

7.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund,

but not less than the periods required by Applicable Law, including, in particular, Section 31 of the Investment Company Act of 1940 and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the Acts and will be promptly surrendered to the Fund or its designee on and in accordance with its request. provided, however, that USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

8.	Compliance with Laws

Except with respect to the services provided by USBFS, the Fund has primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Acts, the Code, the Sarbanes-Oxley Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS agrees to cooperate with the Fund and will facilitate the filing by the Fund and/or its respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such certifications and sub-certifications from relevant officers of USBFS with respect to the services and recordkeeping performed by USBFS under this Agreement as the Fund shall reasonably request from time to time. USBFS shall also furnish to the Fund on an annual basis a copy of its SAS 70 report.

USBFS shall furnish upon request its written policies and procedures adopted by USBFS which are required to be approved by the Trust’s Board of Trustees pursuant to Rule 38a-1 under the 1940 Act (“ Rule 38a-1 Procedures ”) to the Company’s Chief Compliance Officer (“ CCO ”) and a summary thereof, for review and the Trust’s Board of Trustees for approval. In addition, with regard to that Board of Trustees approval, USBFS shall furnish an analysis of how its Rule 38a-1 Procedures satisfy applicable legal requirements and an assessment of the risks relating to its operations. USBFS further agrees to cooperate with the Fund in its review of such written policies and procedures, and to permit the CCO and personnel of DoubleLine Capital LP or its agents acting at the CCO’s direction to conduct on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBFS’s offices or otherwise. USBFS will provide to the Fund without limitation such certifications and sub-certifications as the Fund shall reasonably request from time to time regarding its Rule 38a-1 Procedures, including a quarterly certification of compliance with its Rule 38a-1 Procedures. USBFS further agrees to provide on an annual basis to the Fund and the CCO, so that the Fund can satisfy its obligations under Rule 38a-1, changed policies and procedures and a summary of any material change made to its Rule 38a-1 Procedures since the date of its last certification of compliance with the Rule 38a-1 Procedures.

USBFS agrees that it shall promptly notify the Fund in the event it discovers that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect to the services it provides under this Agreement.

The Fund shall immediately notify USBFS if the investment strategy of the Fund materially changes or deviates, to its knowledge, from the investment strategy disclosed in the current Prospectus, or if the Fund becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund.

9.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by any of the parties upon giving 90 days prior written notice or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any of the parties upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees of the Fund.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder are designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and, in the absence of material breach by USBFS, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. The Fund shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBFS is obligated under applicable law, regulation, or rule to continue following the termination.

11.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees.

12.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the

State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

13.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.	Services not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

16.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Fax: 414-905-7991

and notice to the Fund shall be sent to:

DoubleLine Income Solutions Fund

c/o DoubleLine Capital LP

Attn: General Counsel

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

17.	Multiple Originals

This Agreement may be executed on multiple counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

NOTICE

A copy of the Agreement and Declaration of Trust of the Fund, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer or trustee of the Fund in his or her capacity as an officer or trustee of the Fund and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE INCOME SOLUTIONS FUND

By: /s/ Ronald Redell

Name: Ronald Redell

Title: President

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anita Zagrodnik

Name: Anita Zagrodnik

Title: Senior Vice President

Exhibit A

FUND ADMINISTRATION SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Fund, including but not limited to:

A.	General Fund Management:
(1)	Act as liaison among the Fund’s service providers.

(2)	Supply:
a.	Office facilities (which may be in USBFS’ or an affiliate’s own office).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent registered public accounting firm.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and the Fund’s shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings including preparation and distribution of the Board of Trustees books for such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate materials, provide requested information to the independent auditor and facilitate the audit process.
b.	For the SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities as needed.

(5)	Assist with overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Fund.
(7)	Keep the Fund’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor the Fund’s compliance with Applicable Law including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rules 31a-1, 31a-2 and 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.

Monitor the Fund’s compliance with the policies and investment limitations as set forth in its prospectus, as amended from time to time (the “Prospectus”) and statement of additional information, as amended from time to time (the “SAI”) and such other policies and limitations as the Fund provides in writing from time to time.

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’s compliance program as it relates to the Fund, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

e.

Monitor the Fund’s compliance with any credit facilities, any applicable rating agency requirements, statement of preferences or other terms of preferred shares offered, indentures or similar arrangements to which the Fund is a party.

f.	Provide standard quarterly compliance testing and reports regarding restrictions and requirements applicable to the Fund and closed-end funds generally.

(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update and other amendments of the Registration Statement.
b.

Prepare and file annual and semiannual shareholder reports, Form N-PORT, Form N-CEN Form N-CSR, filings and Rule 24f-2 notices. As requested by the Fund, file Section 16 required forms and prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses, statements of additional information and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements, information statements, tender offer materials and related materials as requested by the Fund.
g.	Transmit and/or file other notices or reports required by Applicable Law, including the conditions of any exemptive orders received by the Fund.

(3)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.

Calculate required distributions for qualification as a regulated investment company under Subchapter M of the Code (as well as any other distributions necessary to avoid Fund-level tax or excise taxes).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:

a. Schedule of Investments

b. Schedule of Assets and Liabilities.

c. Statement of Operations.

d. Statement of Changes in Net Assets.

e. Statement of Cash Flows (if applicable).

f. Financial Highlights

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	If applicable, prepare and file on a timely basis appropriate federal and state tax returns including any necessary schedules.
(2)	Prepare state income breakdowns where relevant.
(3)	Prepare and File Form 1099 for payments to disinterested Trustees and other service providers.
(4)	Monitor wash sale losses.
(5)	Calculate eligible dividend income for corporate shareholders.

E.	Repurchase or Tender Offers

Provide the coordination and processing of all repurchase or tender offers as stipulated in the Prospectus. This will include:

(1)	the tabulation and calculation of tendered or requested shares for repurchase;
(2)	calculation of total shares available for repurchase or tender;
(3)	calculation of actual percentage of requested shares to be redeemed or tendered.

F.	Upon direction from the Fund’s adviser, assist with periodic and other filings or reports with the NYSE, as required by NYSE rules and regulations.

G.	Calculate dividends on preferred shares of the Fund.

H.	As requested by the Fund, such other administrative services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies.

License of Data; Warranty; Termination of Rights A. USBFS has entered into agreements with various data service providers (each, a “Data

Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBFS to the Fund. The index data services being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund acknowledges and agrees that certain Data Providers may also require the Fund or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The required provisions below shall not have any affect upon the standard of care and liability USBFS has set forth in Section 4 of this Agreement.

B.

The Fund agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 4 of this Agreement.

C.

USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions.

REQUIRED PROVISIONS OF DATA PROVIDER

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The Fund represents that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

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The Fund will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

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The Fund represents that it will treat the Data as proprietary to Data Provider. Further, the Fund shall acknowledge that Data Provider are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

☐

The Fund represents that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

☐	The Fund is obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

☐

The Fund acknowledges that it assumes the entire risk of using the Data and shall agree to hold Data Provider harmless from any claims that may arise in connection with any use of the Data by the Fund.

☐	The Fund acknowledges that Data Provider may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

☐

The Fund acknowledges and agrees that Data Provider are third party beneficiaries of the Customer Agreement between the Date Providers and USBFS with respect to provisions of the Data, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE FUND ON AN “AS IS” BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT B

FUND ACCOUNTING SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund accounting services for the Fund, including but not limited to:

A.  Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)

For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Fund (the “Board of Trustees”) and apply those prices to the portfolio positions in accordance with the Fund’s valuation procedures, as approved by the Board of Trustees and provided to USBFS in writing (the “Procedures”). For those securities where market quotations are unreliable or not readily available as determined solely by the Fund, the Fund or its investment advser shall price those securities in accordance with the Procedures.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)

Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.  Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

(4)	Provide expense accrual and payment reporting.

C.  Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)

Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the Procedures.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.  Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Code.

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the SEC, and the independent accountants.

(2)	Maintain accounting records according to the Applicable Law and regulations provided thereunder.

(3)

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)

Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

License of Data; Warranty; Termination of Rights

A.

The valuation information and evaluations being provided to the Fund by USBFS pursuant hereto (collectively, the “Valuation Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Valuation Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Valuation Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Valuation Data cannot be passed to or shared with any other entity.

B.	THE FUND HEREBY ACCEPTS THE VALUATION DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER

C.

USBFS may stop supplying some or all Valuation Data to the Fund if USBFS’s suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Valuation Data to the Fund if USBFS reasonably believes that the Fund is using the Valuation Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Valuation Data be withheld from the Fund. USBFS will provide notice to the Fund of any termination of provision of Valuation Data as soon as reasonably possible.

Pricing of Securities

A.

All securities of the Fund shall be priced in accordance with procedures regarding the valuation of the Fund’s investments, as adopted by the Fund’s Board of Trustees from time to time and as provided to USBFS in writing (the “Valuation Procedures”). For each valuation date, USBFS shall obtain prices from a pricing source permitted under the Valuation Procedures and shall apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to use a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.

In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

C.

USBFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source.

D.	Other

As requested by the Fund, such other fund accounting and tax services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies generally.

EXHIBIT C

TRANSFER AND DIVIDEND DISBURSING AGENT SERVICES

1.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Receive and process all orders for the purchase and/or repurchase of shares in accordance with applicable rules under the Acts.

B.

Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian.

D.	Pay monies upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of shareholders participating in a repurchase offer.

E.

If applicable, process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Fund’s prospectus and statement of additional information (“Prospectus”).

F.

Prepare and transmit payments for dividends and distributions declared by the Fund with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans).

H.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., automatic investment, dividend reinvestment).

I.	Handle load and preferred share processing.

J.

Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.	Prepare shareholder name and address lists, if necessary.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and repurchases for all shareholders.

N.

Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, repurchases and other confirmable transactions as agreed upon with the Fund.

O.

Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal tax laws and regulations.

P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

Q.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth below.

R.	Administer the Fund’s Dividend Reinvestment Plan and process the related transactions.

S.	As requested by the Fund, such other transfer and dividend disbursing agent services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies.

2.	As of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least 1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1⁄2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Fund hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Fund as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit D hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes USBFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Fund acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).

The Fund hereby instructs and directs USBFS to implement the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”) on the Fund’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Fund:

A.

Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Fund or any shareholder of the Fund;

B.

Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;

C.

Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Fund;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

E.

Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Fund as may be agreed from time to time by USBFS and the Fund.

The Fund hereby directs, and USBFS acknowledges and agrees, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Fund, as they may lawfully request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Fund.

Exhibit D – Master Services Agreement

DOUBLELINE INCOME SOLUTIONS FUND ANNUAL FEE SCHEDULE at 2021

Annual Fee Based Upon Average Total Managed Assets*

2 basis points on average total managed assets (based on the comprehensive services provided to the Fund by USBFS).

Additional Services Included in Annual Fee:

◾	Coordination of working with an unaffiliated custodian for the processing of expenses, compliance reporting and reconciliation of security positions
◾	Manual handling of the monthly financial reporting of N-PORT and Schedule of Investments

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

◾	$0.07 – Domestic Equities, Options, Foreign Equities, Futures, Forwards, Currency Rates, ADRs, Total Return Swaps
◾	$0.45 – Domestic Corporates, Domestic Governments and Agency, Mortgage Backed, Domestic Convertibles, Municipal Bonds
◾	$0.70 – CMOs, Money Market Instruments, Asset Backed, High Yield Bonds, Foreign Corporates, Foreign Governments, Foreign Agencies, Foreign Convertibles
◾	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
◾	$1.00 – Bank Loans
◾	$1.50 – Swaptions
◾	$1.50 – Intraday money market funds pricing, up to 3 times per day
◾	$2.25 – Credit Default Swaps
◾	$125 per Month Manual Security Pricing (>10per day)
◾	No Charge – Corporate Action Services

Third Party Administrative Data Charges (descriptive data for each security)

◾	$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Electronic Board Book Portal - Waived

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), disaster recovery charges, ACH fees, Fed wire charges, omnibus account transactions, cost basis reporting, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are billed monthly

*“total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.